Exhibit 99

For Release October 19, 2011	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051
MICROFINANCIAL INCORPORATED ANNOUNCES
THIRD QUARTER 2011 RESULTS
Burlington, MA — October 19, 2011 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2011.
Quarterly Highlights:
•	Increased cash received from customers by 11.7% to $26.9 million, or $1.85 per diluted share, with net cash from operations increasing by 10.2% to $21.2 million, or $1.46 per diluted share, as compared to the same period last year;

•	Increased total revenues by 6.8% to $13.8 million as compared to the same period last year;

•	Increased net income for the quarter by 22.0% to $2.3 million or $0.16 per diluted share as compared to the same period last year;

•	Decreased net charge-offs by 21.9% to $4.2 million as compared to the same period last year;

•	Paid a quarterly dividend of $0.05 per share;

•	Leverage continues to be conservative at 1.0 times total liabilities to stockholder equity;

•	Extended the term of the revolving line of credit facility by an additional year.
Third Quarter Results:
Net income for the third quarter ended September 30, 2011 was $2.3 million or $0.16 per diluted share based upon 14,538,910 shares, compared to net income of $1.9 million, or $0.13 per diluted share based upon 14,492,842 shares for the same period last year.
Revenue for the third quarter of 2011 increased 6.8% to $13.8 million compared to $12.9 million in the third quarter of 2010. Revenue from leases was $9.3 million, an increase of $0.5 million from the same period last year and rental income was $2.2 million, an increase of $0.3 million from September 30, 2010. Other revenue components contributed $2.3 million for the current quarter, an increase of $0.1 million from the same period last year.
Total operating expenses for the current quarter increased 2.0% to $10.0 million from $9.8 million in the third quarter of 2010. Selling, general and administrative expenses increased $0.5 million to $3.9 million primarily due to increases in employee related expenses as a result of increased employee headcount and increased rent expense associated with our new California office location. Headcount as of September 30, 2011 was 133 as compared to 111 at the same period in 2010. The third quarter 2011 provision for credit losses decreased by $0.5 million to $4.5 million compared to the third quarter of 2010 due primarily to improvements in delinquency levels and reduced charge-offs. Third quarter net charge-offs decreased to $4.2 million from $5.4 million in the comparable period of 2010. Interest expense remained relatively flat at $0.7 million as increases in the amounts outstanding under our revolving line of credit facility were offset by reductions in the interest rate being charged.
Cash received from customers in the third quarter increased 11.7% to $26.9 million compared to $24.1 million during the same period in 2010. New originations in the quarter increased slightly to $19.6 million for the third quarter of 2011 as compared to $19.3 million in the third quarter of 2010.
Richard Latour, President and Chief Executive Officer said, “We are very pleased with the continued improvement in our financial performance in the third quarter of 2011. We have realized solid earnings year to date of approximately $6.6 million and recognized our 19th consecutive quarterly increase in cash received from customers. Our portfolio quality remains strong as we have significantly improved our delinquency levels and reduced our net charge-offs in 2011 as compared to 2010. During the third quarter, we continued the development and training of the personnel in our full service West Coast operations center in Westlake Village, California. In addition, we were recently able to close on an amendment to our revolving credit facility which provided us with a one year extension on the term extending our facility out to August of 2014.”
Year to Date Highlights:
•	Increased net income by 76.0% to $6.6 million as compared to the same period last year;

•	Increased cash received from customers by 15.0% to $79.4 million or $5.47 per diluted share with net cash from operations increasing by 16.1% to $62.9 million or $4.34 per diluted share as compared to the same period last year;

•	Increased total revenues by 7.3% to $40.6 million as compared to the same period last year;

•	Improved year to date net charge-offs by 26.5% to $13.5 million as compared to the same period last year;

•	Paid three quarterly dividends totaling $0.15 per share through the third quarter of 2011.
Year to Date Results:
For the nine months ended September 30, 2011, net income was $6.6 million versus net income of $3.8 million for the same period last year. Net income per diluted share year to date was $0.46 based on 14,513,708 shares versus $0.26 based on 14,454,201 shares for the same period in 2010.
Revenues for the nine months ended September 30, 2011 increased 7.3% to $40.6 million compared to $37.8 million during the same period in 2010. Revenue from leases was $27.5 million, an increase of $2.1 million from the same period last year and rental income was $6.3 million, an increase of $0.5 million from the nine months ended September 30, 2010. Other revenue components contributed $6.8 million, an increase of $0.2 million from the same period last year. New contract originations year to date through September 30, 2011 were $56.7 million versus $58.4 million through the same period last year.
Total operating expenses for the nine months ended September 30, 2011 decreased 6.0% to $29.8 million versus $31.7 million for the same period last year. The provision for credit losses decreased by $3.9 million for the nine months ended September 30, 2011 to $13.5 million due to lower delinquency and charge-off levels. Year to date net charge-offs decreased to $13.5 million as compared to $18.3 million for the same period last year. Selling, General and Administrative expenses increased $1.7 million to $11.9 million due primarily to increased employment levels and rent expense. Interest expense decreased by $0.4 million to $2.0 million as a result of a lower cost of funds on our revolving line of credit. Year to date cash from customers increased 15.0% to $79.4 million as compared to $69.1 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$1,647	$1,528
Restricted cash	1,058	753
Net investment in leases:
Receivables due in installments	195,964	191,067
Estimated residual value	22,870	21,832
Initial direct costs	1,404	1,490
Less:
Advance lease payments and deposits	(3,595)	(3,479)
Unearned income	(59,291)	(59,245)
Allowance for credit losses	(13,188)	(13,132)

Net investment in leases	144,164	138,533

Investment in rental contracts, net	860	461
Property and equipment, net	2,020	800
Other assets	1,214	1,530

Total assets	$150,963	$143,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30,	December 31,
	2011	2010
Revolving line of credit	$60,527	$62,650
Capital lease obligation	4	26
Accounts payable	2,382	2,435
Dividends payable	15	5
Other liabilities	3,068	1,375
Income taxes payable	321	—
Deferred income taxes	10,453	7,627

Total liabilities	76,770	74,118

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at September 30, 2011 and December 31, 2010	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,257,324 and 14,231,933 shares issued at September 30, 2011 and December 31, 2010, respectively	143	142
Additional paid-in capital	46,692	46,475
Retained earnings	27,358	22,870

Total stockholders’ equity	74,193	69,487

Total liabilities and stockholders’ equity	$150,963	$143,605

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Income on financing leases	$9,306	$8,790	$27,543	$25,421
Rental income	2,192	1,917	6,271	5,795
Income on service contracts	97	124	308	397
Loss and damage waiver fees	1,241	1,154	3,662	3,377
Service fees and other	935	912	2,798	2,846

Total revenues	13,771	12,897	40,582	37,836

Expenses:
Selling, general and administrative	3,900	3,356	11,890	10,167
Provision for credit losses	4,517	4,969	13,520	17,462
Depreciation and amortization	873	731	2,337	1,633
Interest	700	743	2,043	2,439

Total expenses	9,990	9,799	29,790	31,701

Income before provision for income taxes	3,781	3,098	10,792	6,135
Provision for income taxes	1,456	1,192	4,155	2,363

Net income	$2,325	$1,906	$6,637	$3,772

Net income per common share:
Basic	$0.16	$0.13	$0.47	$0.26

Diluted	$0.16	$0.13	$0.46	$0.26

Weighted-average shares:
Basic	14,253,702	14,263,726	14,244,074	14,235,086

Diluted	14,538,910	14,492,842	14,513,708	14,454,201

About The Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.